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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 29, 2002


Dear Sir/Madam,

We have read Item 4 included in the Form 8-K dated May 29, 2002 of Danaher Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
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Arthur Andersen LLP


cc:  Mr. Patrick W. Allender, Chief Financial Officer, Danaher Corporation